FOR IMMEDIATE RELEASE Media Contact:

Rick Matthews

(212) 843-8267

WELLS REIT ANNOUNCES RE-ELECTION OF BOARD

ATLANTA (July 22, 2005) - Wells Real Estate Investment Trust, Inc. (Wells REIT) announced today that at its annual meeting of shareholders held on July 19, 2005, investors re-elected all of its Board Directors.

Re-elected were independent Board members Michael R. Buchanan, Richard W. Carpenter, Bud Carter, William H. Koegler, Jr., Donald S. Moss, Walter W. Sessoms, Neil H. Strickland, and W. Wayne Woody as well as Leo F. Wells, III and Douglas P. Williams. The Board subsequently appointed Mr. Wells as Chairman of the Board, Mr. Williams as Secretary and Treasurer and Randall D. Fretz as Senior Vice President.

Making the announcement, Mr.Wells said,  "We appreciate the confidence our shareholders have shown in our Wells REIT Board of Directors.  As responsible stewards of the Wells REIT, the Board and its Officers will continue to represent the interests of our investors."

Founded in 1998, Wells REIT is a public, non-traded real estate investment trust headquartered in Norcross, Georgia.  The Wells REIT owns an interest in 82 properties across the United States, totaling approximately 20.6 million square feet of space.  Wells REIT specializes in Class-A commercial office properties with high occupancies and high-credit quality tenants.  Prominent Atlanta-area properties include the Cingular Wireless headquarters at Georgia 400 and the Glenridge Connector, Agilent Technologies in Alpharetta, Georgia, and Novartis Pharmaceuticals Corporation in Duluth, Georgia.

Wells Real Estate Funds is a national real estate investment management company that purchases and manages real estate portfolios on behalf of Wells-sponsored investment programs.

To find out more about Wells REIT, visit Wells online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements.  Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds.  This is neither an offer nor a solicitation to purchase securities. Wells REIT is closed to new investors.

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